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                                                                   EXHIBIT 99(a)

                                                         Office of the Secretary

                                                              Service Date

                                                            October 15, 2001

                  BEFORE THE IDAHO PUBLIC UTILITIES COMMISSION

IN THE MATTER OF THE APPLICATION   )
OF AVISTA CORPORATION DBA AVISTA   )  CASE NO. AVU-E-01-11
UTILITIES-- WASHINGTON WATER       )
POWER DIVISION (IDAHO) FOR         )
AUTHORITY TO REVISE ELECTRIC       )
TARIFF SCHEDULE 66--TEMPORARY      )
POWER COST ADJUSTMENT--IDAHO AND   )
TO IMPLEMENT A RELATED SURCHARGE.  )  ORDER NO.  28876
                                   )
----------------------------------

APPLICATION

        On July 18, 2001, Avista Corporation dba Avista Utilities-- Washington Water Power Division (Idaho) filed an Application for authority to implement an electric Schedule 66 Power Cost Adjustment (PCA) surcharge. The Company proposed 14.7% surcharge is in addition to an existing 4.8% surcharge (Case No. AVU-E-00-9, Order No. 28627) which is scheduled to expire January 31, 2002. The Company proposed that both surcharges remain in place until December 31, 2003.

        The proposed incremental increase of 14.7% will result in a total annual revenue surcharge in effect under Schedule 66 of 19.4% or $23.6 million. To further reduce the Company's deferred power cost balance, Avista is proposing to accelerate amortization of the credit balance related to the recent monetization of a Portland General Electric (PGE) sale agreement. This is the Company's first filing under its recently modified and expanded PCA methodology. (Case No. AVU-E-01-1, Order No. 28775.) The Company's proposed September 15, 2001 effective date for the new surcharge was suspended by Commission Order No. 28817.

SUMMARY OF DECISION

        In this Order the Commission approves a 19.4% Schedule 66 surcharge comprised of a new 14.7% surcharge effective October 12, 2001 and the continuation of the existing 4.7% surcharge, both surcharges to expire in one year, i.e., October 11, 2002. We direct the Company to file a status report 60 days prior to expiration of the term. If that status report and our review of the actual PCA deferral balance supports continuation of the surcharge, we anticipate continuation of the surcharge for an additional period.



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        In this Order we also authorize the Company to accelerate amortization of a Portland General Electric (PGE) contract credit over a 15-month period. This credit will offset actual power cost deferrals and will serve to reduce required rate increases to customers. Without acceleration of the PGE credit, the overall increase requested would have been 33% instead of 14.7%.

TECHNICAL HEARING

        A technical hearing in Case No. AVU-E-01-11 was held in Boise, Idaho on September 24, 2001. The following parties appeared by and through their respective counsel:

        Avista Corporation              David J. Meyer, Esq.

        Potlatch Corporation            Conley Ward, Esq.

        Commission Staff                Scott Woodbury, Esq.

PCA Mechanism

        Avista's Power Cost Adjustment (PCA) has been in place since 1989, during which time there have been nine rebates to customers and four surcharges. The rebates to customers have totaled $23.2 million and the surcharges have equaled $12.5 million. Norwood, Tr. p. 152.

        The Company's Idaho PCA mechanism tracks 90% of the difference between actual net power supply expense and the authorized level of net power supply expense approved in the last general rate case. The Company's shareholders absorb the remaining 10% of the difference in net power posts. Net power supply expense is the total of purchased power expense plus fuel costs minus wholesale revenues. Norwood, Tr. p. 146; Exh. 5. The Company's long term resource decisions (generation additions and purchase and sale contracts with terms longer than one year) are submitted to the Commission for review and Commission approval. Norwood, Tr. p. 153; Exh. 5. Avista's actual PCA deferral balance was, as of June 30, 2001, approximately $30 million. Norwood, Tr. p. 131. Anticipated power supply cost deferrals in addition to the actual costs already deferred triggered this filing.

        The Company recognizes that the proposed total surcharge of 19.4% exceeds the 10% limit recently approved by the Commission in Avista PCA methodology Case No. AVU-E-01-01. The Company notes that in that case, however, the Commission approved the Company's request to use the 10% of base revenues as a guide rather than a hard and fast rule. At page 13 of the Commission's Order No. 28775 dated July 12, 2001, approving modification to the PCA mechanism, the Commission states:



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        As agreed to by the Company and Staff, the limit, not the trigger, on surcharges or rebates will be raised to $12 million or about 10% of base revenues. Rather than a hard and fast rule, the Company, if circumstances arise, may request and seek to justify a different amount.

Ely, Tr. p. 10. The Company argues that record-low hydroelectric generation has caused it to make purchases in the short-term wholesale market at unprecedented high prices. The resulting financial impact on the Company justifies the increase requested. Ely, Tr. pp. 11, 13; Hirschkorn, Tr. p. 216.

        Avista states that a combination of the worst hydroelectric conditions in 73 years and unprecedented high wholesale market prices and volatility have created the necessity for prompt rate relief in order to enable it to obtain the financing necessary to support ongoing operations of the Company. Ely, Tr. pp. 6, 7, 10, 11. Avista states that it has not been able to obtain construction financing for its Coyote Springs II project because lenders are concerned about the size of the PCA deferral balances and the absence of rate relief necessary to deal with the deferred cost balances in a timely manner. Ely, Tr. p. 7. The Company contends that if prompt relief is not granted, the Company will not be able to complete anticipated financings and will not be able to meet certain debt covenants. Peterson, Tr. p. 102. As a result, absent concessions from banks, the Company would not be able to borrow under its main line of credit. Ely, Id. With the requested surcharge, and recovery of the deferral balances, under current plans, the Company believes that it would be able to continue to obtain capital to meet its obligations and complete construction of power resources necessary to meet future loads. Id.

Recent Changes in Conditions and Deferred Cost Balances

        Avista reports that its PCA deferral balance has risen substantially. The actual balance in the deferral account for the Idaho jurisdiction at June 30, 2001 was $30 million. Absent rate recovery, current Company estimates show a deferral balance for the Idaho jurisdiction of $69 million at December 31, 2001, $72 million at the end of 2002, and $88 million at the end of 2003. Application Attachment 1, p. 1; Ely, Tr. p. 9; Falkner, Tr. p. 205; Norwood, Tr. p. 131.

        A major portion of the increase in the deferral balance is driven by continued deterioration in hydroelectric generation. Normal hydroelectric generation is 554 aMW. The generation for 2001 is currently estimated to be 194 aMW below normal, which is significantly



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below the reduction expected under critical water conditions. Norwood, Tr. p.
128. The record low hydroelectric conditions required the Company to purchase energy in the forward short-term wholesale market to replace the lost generation and cover its energy deficiencies. Norwood, Tr. p. 131. These purchases were made at unprecedented high wholesale market prices and caused deferral balances to increase substantially. Tr. p. 129; Exh. 3. The decision to cover those deficiencies in advance was based on the recent volatility of market prices, the warnings of impending rolling blackouts in California, the persistent refusal of federal regulators to mitigate market prices and the continuing deterioration of hydroelectric generation conditions. Norwood, Tr. p. 132. The lack of a record 194 aMW of hydroelectric generation during 2001 has resulted in an estimated increase in gross power supply cost for Avista of $290 million on a system basis. Norwood, Tr. p. 132. The combination of the hydroelectric impacts and the market purchases for 2001, the Company states, is approximately $400 million on a system basis. This exceeds Avista's annual gross retail electric revenues on a system basis of approximately $360 million. Norwood, Tr. p. 133.

        In late May and June, wholesale prices declined considerably, due to an increase in hydro supply, a decrease in wholesale market gas prices, lower demand due to conservation and temperature and FERC's price mitigation order issued on June 19, 2001. The substantial decline in forward market prices has reduced the value of future surplus energy on Avista's system that could have been used to offset the increased power costs experienced earlier in the year. Norwood, Tr. pp. 130, 133, 134; Eliassen, Tr. p. 69; Norwood, Tr. p. 151.

        The Company reports that it has taken a number of measures to mitigate the increased power costs, such as increased operation of its thermal resources, locking in fixed-price purchases in the prior year, installation of small generation resources, aggressively pursuing conservation and load curtailment programs, and implementing a hiring freeze and cutting budgets and salaries. Ely, Tr. p. 12; Norwood, Tr. p. 136; Eliassen, Tr. p. 77. However, the Company states that the costs associated with the hydroelectric conditions and wholesale market prices that are largely beyond its control have overwhelmed the benefits these measures have provided.

Financial Implications

        In addition to the cash required to support power cost deferrals, Avista states that it also has cash needs for funding gas deferrals, for normal construction and capital improvements,



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for the completion of construction of Coyote Springs II and a number of small generation projects, to fund conservation programs, and to repay maturing securities. Exhibit 7, page 1 includes a chart showing total electric and natural gas deferral balances for both the Washington and Idaho jurisdictions for each month of 2001. The chart shows total electric and natural gas deferral balances of $318 million at December 31, 2001. Current estimates are that without a surcharge, utility financing needs will total $434 million from now until the end of 2002, primarily to fund energy costs, required utility construction, including generation projects, and debt and preferred stock maturities. Eliassen, Tr. p. 72. Investor concerns surrounding cash flows, deferral balances and the ability to recover costs in a timely manner have already had an impact on the Company's financing. The Company states that it will be unable to complete any financings absent substantial progress toward recovery of the deferral balances, including an immediate increase in rates. Eliassen, Tr. p. 69. Banks have told Avista that they will not complete construction financing of Coyote Springs II based on the Company's current credit risk. Peterson, Tr. p. 105.

        Avista notes that it currently has an investment grade rating of BBB-with a negative outlook for its senior unsecured debt. The Company's financial indicators have been deteriorating and without additional equity financing and approved cash flows from operations, projected 2001 financial indicators as depicted in Exhibit 8, pages 5-9 are not adequate to maintain an investment grade credit rating. Peterson, Tr. p. 107. Institutional investors such as pension fund managers are much less likely to purchase securities with ratings below investment grade. As a result, the Company contends that a drop below investment grade would have a significant impact on the Company and its customers by causing a substantial increase in borrowing costs to finance the business. Id. Commission support and action through a surcharge, the Company maintains, is critical to enable the Company to complete financings needed for continued utility operations and to help mitigate potential reductions in credit ratings. Eliassen, Tr. p. 73.

Proposed Tariff Changes

        The rates set forth in the Company's proposed PCA Schedule 66 reflect an annual revenue surcharge amount of $23.6 million or 19.4%. Ely, Tr. p. 9; Hirschkorn, Tr. p. 217. As previously indicated, the present Schedule 66 includes a surcharge of $5.7 million or approximately 4.8%, which is scheduled to expire January 31, 2002. The proposed incremental



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rate increase to customers is approximately 14.7%. Ely, Id. In developing the surcharge of 14.7%, the Company states that it attempted to achieve a balance of mitigating the overall impact to customers, while also reducing the deferral balance to zero as quickly as possible to address the concerns of the financial community. Id.; Falkner, Tr. p. 205. The Company is proposing to use the deferred credit on the Company's balance sheet related to the monetization of the Portland General Electric (PGE) contract credit as an offset to the power cost deferral balance to reduce the overall rate impact to customers. The Company is then proposing that the remaining balance of the deferred costs be recovered by the end of 2003 through the PCA increase. Ely, Id.

        The Company is currently amortizing the PGE monetization credit balance over a 16-year period (1999-2014) to match the original revenue stream under the PGE contract. The Company is proposing in this filing to accelerate the amortization of the PGE credit balance, beginning in October 2001, and apply the increased amortization against the deferred power cost balance, which would reduce the amount of deferred power costs that must be collected from customers through the surcharge. The Company is proposing that the amortization be increased to a level that would cause the PGE balance on Avista's balance sheet on October 1, 2001, to be fully amortized by December 31, 2002. By using the PGE credits over 15 months rather than 22 months, the overall surcharge to customers is decreased. The accelerated amortization of the PGE balance will not improve the Company's cash flow, because these entries are non-cash accounting entries, but it will improve the financial health of the Company by more quickly reducing the deferred balance. The accelerated amortization of the PGE balance will reduce the deferred power cost balance by $34.6 million by December 31, 2002. Without the PGE credit, the overall increase requested would be approximately 33%. Falkner, Tr. pp. 208, 209.

        After reducing power cost deferrals by the accelerated amortization of the PGE balance, the Company calculated the additional surcharge necessary to reduce the deferred power cost balance to zero by December 31, 2003. As part of the overall proposal, the present surcharge of $5.7 million under Schedule 66 (or 4.8%) is incorporated in the proposed Schedule 66 rates and would not expire at the end of January 2002, but would continue through December 31, 2003.

        December 31, 2003 was chosen in an effort to balance a number of competing considerations including the size of the surcharge, the duration of deferral balance recovery, the need to immediately improve the financial health of the Company, as well as taking into



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consideration the timing of the need for additional power resources. A surcharge period shorter than December 2003, the Company states, would improve the financial health of the Company sooner, but would result in a significantly higher surcharge rate increase. A surcharge period beyond 2003 would extend into a period when the Company shows a need for new firm energy resources. The Company's existing 200 MW purchase from TransAlta expires in December 2003, and Avista will need additional firm energy resources beginning in 2004. The costs associated with these new resources, the Company states, may cause an increase in retail rates, therefore, the Company is proposing a surcharge period that ends prior to 2004. Falkner, Tr. p. 206.

        The Company recognizes that a portion of the costs included in the 27-month recovery plan (through December 2003) is projected at this time. Projections were utilized in the initial determination of the surcharge level. However, only actual cost differences will be recovered. Avista proposes that the surcharge rates under Tariff Schedule 66 be adjusted or trued up in the future based on actual deferred power costs. The Company has included language under the proposed tariff addressing periodic review and adjustment of the rates by the Commission. Falkner, Tr. pp. 206, 207; Norwood, Tr. p. 153.

        The Company proposes to recover the surcharge amount on a uniform percentage basis to all general service schedules. The annual revenue surcharge by service schedule is then applied only to the energy charge(s) within each schedule. The resulting increase for a residential Schedule 1 customer using 1,000 kWh per month would be 13.7%, or $7.55 per month. The percentage increase for a customer using 600 kWh per month would be 12.7%, or $4.16 per month. The increase for a customer using 1,400 kWh per month would be 14.1%, or $10.94 per month. Hirschkorn, Tr. p. 218; Exh. 10.

        As service Schedules 11, 21 and 25 contained only a single energy block, the application of the surcharge is more straightforward. For pumping service Schedules 31 and 32, the Company proposes application of the surcharge on an equal cents per kWh basis to the energy block rates under the schedule. The rates under the schedule are presently on a declining block basis, with an implied demand charge included in the first block rate. For street and area lighting Schedules 41 to 49, the proposed increase is being applied on a uniform percentage basis to the present rates under those schedules. Exh. 10.



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POTLATCH

        Potlatch recommends that a "prudency review" be initiated with respect to authorized recovery of any power cost expense. In such a review, the prudence of Avista's resource management and power supply purchases would be examined as well as the Company's cost mitigation efforts. Peseau, Tr. pp. 228, 229, 233-235. Avista, Potlatch contends, also needs to explain and justify the extent to which its unregulated businesses have contributed to its current financial difficulties. Peseau, Tr. p. 235. Any emergency relief granted the Company, Potlatch contends, should be subject to refund if there are any questions about either the reasons for, or size of, the request. Peseau, Tr. p. 228.

        While Potlatch admits that Avista is dealing with record low streamflows and rising market prices, Potlatch questions Avista's strategy and actions. Avista, it states, "went long" on term power supplies at fixed prices in the hope of hedging potentially higher summer 2001 prices and to have surplus power from new generating plants to sell into the wholesale market at a significant profit in 2002 and 2003. Unfortunately, it states, a different market strategy would now appear to have been a better alternative. Peseau, Tr. pp. 229, 230.

        Avista rejects Potlatch's contention that the Company purchased more power than it needed. Purchases, Avista maintains, were made to cover the deficiencies caused by the low hydro conditions; not to create a "long" position. Norwood, Tr. pp. 149, 150, 186. Regarding the relationship between Avista's regulated (Avista Utilities) and unregulated (Avista Energy) trading activities, Avista states that no information is exchanged, no transactions for the utility are conducted by Avista Energy and that Avista Energy does not trade or market any utility resources. The operations, it maintains, are totally independent and unconnected. Norwood, Tr. p. 154; Ely, Tr. pp. 32, 33, 35.

COMMISSION STAFF

        Based on its review and audit, Staff concludes that the Company correctly applied the PCA methodologies approved by the Commission in its previous Orders. Staff recommends approval of the proposed surcharge. Hessing, Tr. pp. 267, 268, 279, 280; Stockton, Tr. p. 247. The recent adjustments to the PCA methodology authorized in Order No. 28775, Staff states, are (1) an Idaho retail revenue adjustment, (2) a Centralia capital and operation maintenance credit, (3) a PGE capacity revenue true-up, and (4) accumulated interest during the deferral period. Staff notes that the Commission subsequently also approved PCA deferral treatment for three



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separate Avista energy buy-back programs. Hessing, Tr. p. 271. Not previously approved but requested is recovery of emissions-related expenses associated with increasing the allowable operating hours for the Company's Northeast Combustion Turbine. Staff supports their inclusion. Hessing, Tr. pp. 271, 272; Stockton, Tr. pp. 252, 253.

Centralia 90/10 Adjustment

        Regarding the Centralia capital and O&M credit, Staff notes that current base rates reflect the Centralia capital costs such as return on investment and Centralia O&M expense. In order to be consistent, Staff states that base rates need to be adjusted to reflect current conditions. The Centralia credit is designed to offset the Centralia revenue requirement that is still part of base rates. The Centralia credit, Staff contends, should not be subject to 90/10 sharing. Hessing, Tr. p. 274. The Company agrees. Stockton, Tr. p. 249. The related adjustment is $140,900. Exh. 102, line 31.

Periodic True-Up

        Calculation of the surcharge level requested, Staff notes, is based on a number of assumptions. As such, it will not be completely accurate. Two critical assumptions subject to inaccuracy are market prices and streamflow levels. Staff nonetheless believes that it is reasonable to use this information to establish PCA rates as long as differences between PCA revenues and deferrals are trued-up. Hessing, Tr. p. 276. Staff recommends a true-up to actuals at 12 and 24 months and an adjustment to the surcharge amount if required. Hessing, Tr. p. 276.

Interest Calculation on Deferral Balance

        Staff recommends that the Company calculate interest on the deferral balance using simple interest, computed on the balance at the end of the month. The Company in its Application uses a compound interest calculation on an average monthly balance. In the Commission's Order No. 28775 the Commission states: "As agreed to by the Company and Staff, monthly accumulation in the PCA deferral account (including unamortized balance of future rebates and surcharges) will accrue interest at the same rate as the Commission approved interest rate on deposits." Staff interprets the "monthly accumulation in the PCA deferral account" to be the power costs that have been deferred not including any interest previously calculated on the power cost expenditures. Staff notes that the Company's newly modified PCA mechanism has been modeled largely after Idaho Power's PCA mechanism. In Idaho Power's PCA mechanism, simple interest is applied to power supply costs in the deferral account, using



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the end of month balance. Staff contends that this method is the appropriate way to apply interest charges to the deferral balance. Stockton, Tr. p. 248. The Company notes that interest on Avista's deferred gas costs is compounded and is calculated on the average balance of deferred costs for the month. Tr. pp. 260,
261. The impact of applying simple interest on the ending month balance is $69,547 at June 30, 2001. Exh. 102, line 30.

Power Cost Deferral Amount-- June 30, 2001 Calculation

        The total power cost deferral (June 30, 2001) calculated by the Company in its filing is $30,007,057. The Centralia adjustment agreed to is ($140,900). Staff calculates the deferral balance to be $29,796,610. Still in dispute is the interest adjustment recommended by Staff, ($69,547). Stockton, Tr. p. 249. The Company contends that there should be no interest adjustment.

PUBLIC TESTIMONY AND COMMENTS

        On October 3, 2001, the Commission held a hearing in Coeur d'Alene for the purpose of taking public testimony. Customers were also provided the opportunity to submit written and e-mail comments. Comments were received from Kootenai Environmental Alliance, Senator John W. Goedde, representatives of area businesses and unions and many customers. We address their comments in our findings.

COMMISSION FINDINGS

        Not all factors contributing to the increase in the PCA deferral balance are beyond the control of the Company. Avista controls the timing of its purchases, controls the extent to which it hedges against price changes, and controls the extent to which the Company is in a net deficit resource position. Ely, Tr. pp. 35, 36. The concern of lenders is not solely with the Company's regulated operations, but also with its unregulated operations. Ely, Tr. p. 37. We are assured that the Company's focus in the future as evidenced by recent restructuring efforts will be around energy, and energy-related products. Ely, Tr. pp. 38, 39.

        The energy crisis that triggered the Company's filing is not over yet. Regulators and utilities are still struggling with its impacts. The Northwest region is still short of power, perhaps by as much as 3,000 megawatts. Ely, Tr.
p. 44. It remains to be seen whether sufficient generation resources in the region will be built. Utility load requirements are also changing. Avista states its summer and winter peaks are now nearly evenly balanced. Ely, Tr. p. 45. While



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hydro conditions will probably improve, it takes time to refill reservoirs and restore ground water levels.

Prudence Review

        Potlatch at hearing and the Kootenai Environmental Alliance in written comments recommend that the Commission engage in a more thorough review of Avista's power cost transactions and expenses. Potlatch recommends that our review extend to the prudence of the Company's resource management decisions and mitigation efforts. In the Company's most recent PCA methodology case, Potlatch noted that the expanded methodology raised the stakes in PCA proceedings. In that case we found that the continued appropriateness of Modified Procedure for PCA filings was an issue that could be raised in the Company's next PCA filing. Order No. 28775. It is noteworthy that this case was filed and processed not under Modified Procedure, but instead with formal and public hearings.

        We are well aware of the events that precipitated the Company's filing. It was an energy crisis of regional and even national proportion. The Company's actions have been reasonable for a regulated utility with an obligation to serve and to provide reliable low cost power. Our duty is to assess the Company's actions based on the information available at the time that the decisions were made. Testimony and evidence in this case did not disclose information that would prompt further investigation. Thus, the Commission finds that an additional surcharge should be implemented at this time. With the surcharge that we implement now we authorize recovery of actual power costs of $30 million. We find that a further prudence review of these actual expenses is not required. Power costs incurred after June 30, 2001 and placed into deferral accounts will be reviewed prior to continuation of the surcharge for a second year.

Surcharge/PGE Contract Credit

        The Company's existing retail rates include power costs based on the assumption that short-term purchases can be made in the range of $20/MWh to $25/MWh. Tr. p. 131. Wholesale market prices for Avista during 2001 have averaged $171/MWh. Tr. p. 132. The Company's generation shortfall is an estimated 194 aMW. Some relief is necessary.

        The Company requests a 14.7% new surcharge and continuation of a 4.7% existing surcharge. The total of both surcharges is 19.4%. The Company has requested a 27-month



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surcharge period through December 2003 with periodic true-ups to actual deferrals. Staff recommends approval of the Company's request with true-ups at 12 and 24 months.

        The Commission finds the June 30, 2001 deferral balance to be $30 million. That was the actual balance included in the Company's Application. We also recognize that the surcharge requested will only recover an estimated $23,568,000 in revenue per year. We are uncomfortable with authorizing the extended surcharge period requested by the Company. We instead find it reasonable at this time to implement a surcharge based on actual deferred balances and the amount of surcharge requested and to limit the initial authorized surcharge period to 12 months, a period consistent with existing PCA methodology. The Company will continue cost deferrals in the PCA accounts and is directed to file a status report in this case docket for Commission review 60 days prior to the expiration of the one-year term. If the status report and our review of the actual PCA deferral balance supports continuation of the surcharge, we anticipate continuation of the surcharge for an additional term.

        We also in this case find it reasonable to authorize the accelerated amortization of the PGE contract credit for the 15-month period requested by Avista. This credit will offset actual deferrals and will serve to reduce the deferral balance more quickly. This will reduce the increases required from customers and improve the Company's financial indicators, thus benefiting both the Company and its customers.

        The Commission also anticipates that the surcharge we authorize in this case and the procedure we define for authorizing an extension will forestall any additional requests by the Company for PCA trigger adjustments during the approved surcharge term.

Surcharge-- Affordability

        At the Commission's hearing in Coeur d'Alene, customers requested that the Commission require Avista to tighten its belt. Bad corporate decisions, the customers contend, are management's problems; they shouldn't be the ratepayers problems. We were reminded that the only thing that stands between the customer and the Company is this Commission. It is little comfort for customers to know that they have some of the relatively lowest rates in the country. The area is losing businesses. Mills are shutting down, jobs are being lost, wages are frozen, employees are taking cut backs in hours, companies are closing their doors. Senior citizens and the poor, we are advised, are being forced to choose between heat and food or heat and medicine.



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        Avista has an obligation to furnish, provide and maintain adequate, efficient, just and reasonable service to its customers. Idaho Code Section 61-302. This Commission has an obligation to see that rates for service are just to the utility and reasonable to the customer. In this case Avista represents that the financial viability of Avista Corporation is threatened. Indeed, the Company's financial ratings have already been downgraded. Lenders are wary of extending further credit without some improvement in the Company's financial indicators. The accrued amount in the Company's deferral account and the size of the surcharge requested are extraordinary. There is no doubt that the surcharge level requested will impose a hardship on many of the Company's customers. Neither this Commission nor the Company are insensitive to the economic situation in northern Idaho. Letters from customers and articles from newspapers drive this point home and are vivid reminders of the economic hardship and unemployment that exists. The Commission notes that there are financial assistance programs available to eligible customers, i.e., (1) the LIHEAP energy assistance program, (2) Project Share, (3) County welfare benefits, (4) the CARES program which assists elderly and disabled customers, (5) Avista's comfort level billing program, and (6) a winter moratorium on disconnects. Graves, Tr. pp. 299-302.

        The Company acknowledges that its rate increases are a hardship to many of its customers. Ely, Tr. pp. 50, 51. The Company for its part is tightening its belt and is assessing its operations, activities and functions for savings. The Company has asked all of its officers and managers to take a pay cut. Ely, Tr. pp. 53, 56. The Company has also since July put on a hiring freeze and eliminated cell phones, unnecessary travel and training, cafeteria subsidies, and all assigned vehicles. It has also ceased buying software, hardware, tool inventory and communication equipment. It is further evaluating reducing or minimizing grounds, maintenance and janitorial services. All of these actions, the Company states are for its survival and to demonstrate its commitment to its customers. Ely, Tr. p. 59. Interest

        The Commission finds Staff's proposal regarding simple interest rather than compound interest to be reasonable. Applying simple interest on the month-end deferral balance is also accepted as reasonable. We thus find it reasonable to approve the related adjustment.



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                               CONCLUSIONS OF LAW

        The Idaho Public Utilities Commission has jurisdiction over Avista Corporation dba Avista Utilities-- Washington Water Power Division (Idaho), an electric utility, and the issues presented in Case No. AVU-E-01-11 pursuant to the authority granted in Idaho Code, Title 61 and the Commission's Rules of Procedure, IDAPA 31.01.01.000 et seq.

                                    O R D E R

        In consideration of the foregoing and as more particularly described above, IT IS HEREBY ORDERED and the Commission does hereby approve the 19.4%
Schedule 66 surcharge comprised of a new 14.7% surcharge for effective date October 12, 2001 and continuation of an existing 4.7% surcharge, both surcharges to expire in one year, i.e., October 11, 2002. See Attachment. The Company is directed to file a status report 60 days prior to expiration of the term.

        IT IS FURTHER ORDERED and the Company is authorized to accelerate amortization of the credit balance related to the monetization of the Portland General Electric (PGE) sale agreement. The amortization period we approve is 15 months.

        IT IS FURTHER ORDERED and the Company is directed to calculate interest on the PCA deferral balance using simple interest computed on the end of month power cost balance.

        THIS IS A FINAL ORDER. Any person interested in this Order may petition for reconsideration within twenty-one (21) days of the service date of this Order. Within seven (7) days after any person has petitioned for reconsideration, any other person may cross-petition for reconsideration. See Idaho Code Section 61-626.

        DONE by Order of the Idaho Public Utilities Commission at Boise, Idaho this day of October 2001.


                                       -----------------------------------------
                                       PAUL KJELLANDER, PRESIDENT


                                       -----------------------------------------
                                       MARSHA H. SMITH, COMMISSIONER


                                       -----------------------------------------
                                       DENNIS S. HANSEN, COMMISSIONER


ATTEST:


-----------------------------------------
Jean D. Jewell
Commission Secretary

bls/O:AVUE0111_sw5

                                                            Annual         Total       Less: Exist.     Incremental
                   Customer                     %          Surcharge     Surcharge     Surcharge        Surcharge
Schedule             Group                   Increase       Revenue      Rate/kWh      Rate/kWh         Rate/kWh
--------             -----                   --------    -----------   -----------     ----------      -----------
1        Residential                           19.4%     $10,231,000
             Block 1--
                0-600 kWhs                                             $   0.00939     $  0.00245      $   0.00694
             Block 2--
                over 600 kWhs                                          $   0.01092     $  0.00245      $   0.00847

11, 12   General/Residential & Farm
         General                               19.4%     $ 3,273,000   $   0.01391     $  0.00305      $   0.01086

21, 22   Large General/Residential
         & Farm Large General                  19.4%     $ 7,134,000   $   0.01011     $  0.00223      $   0.00437

25       Extra Large General                   19.4%     $ 2,071,000   $   0.00607     $  0.00170      $   0.00437

31, 32   Pumping/Residential &
         Farm Pumping                          19.4%     $   502,000   $   0.00888     $  0.00181      $   0.00707

41-49    Street Lights(1)                      19.4%     $   357,000

                                               ----      -----------   -----------     ----------      -----------
Total                                          19.4%     $23,568,000   $23,568,000     $5,708,000      $17,860,000
                                               ====      ===========   ===========     ==========      ===========
                                                                         Incremental % Increase               14.7%

----------

(1) For street and area lighting Schedules 41 to 49, the increase is being applied on a uniform percentage basis to the present rate under those schedules. Existing surcharge is 4.8%. New surcharge is 14.7%. Total surcharge is 19.4%.